Contact: Douglas Sayles
                                                             Biopure Corporation
                                                                  (617) 234-6826
                                                                  IR@biopure.com

FOR IMMEDIATE RELEASE



             BIOPURE ANNOUNCES 2004 FIRST QUARTER FINANCIAL RESULTS
                   AND UPDATES REGULATORY AND OPERATING PLANS



CAMBRIDGE, Mass., February 19, 2004 - Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the first fiscal quarter ended January 31, 2004. For the quarter, the company reported a net loss of $11.0 million, or $0.25 per common share, compared with a net loss of $11.1 million, or $0.36 per common share, for the corresponding period in 2003.

The company also announced today that it has adjusted its operating plan to reduce expenses and conserve cash while it works to achieve Food and Drug Administration (FDA) approval of Hemopure(R) [hemoglobin glutamer - 250 (bovine)]. The company is reducing its workforce by 35 percent, decreasing manufacturing expenses and reducing marketing expenses related to its veterinary product Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)]. The workforce reduction will take effect in mid to late April.

Earlier today, Biopure signed an agreement to sell 3,333,333 shares of its common stock at $1.50 per share for gross proceeds of $5 million. The company will use the proceeds to support its operating plans. Biopure is selling all of these shares to a single institutional investor group. The company will also issue the investor warrants to purchase an aggregate of 833,333 shares of common stock at $2.50 per share, which if exercised would provide Biopure with additional proceeds of approximately $2.1 million. Combined with the expense reductions described above, following the closing of this transaction on or about February 20, 2004, the company is expected to have funds sufficient to operate into September 2004.

Biopure is currently collecting information and formulating its reply to the FDA's complete response letter regarding the company's biologics license application (BLA) to market Hemopure in the United States for the treatment of acutely anemic adult patients undergoing orthopedic surgery. Biopure's regulatory strategy is evolving in light of communications with the FDA, described below under "Other Hemopure Developments", and it may not formally reply to the complete response letter in June 2004 as previously planned.

Revenues
Total revenues, consisting of sales of the company's veterinary product Oxyglobin(R), were $750,000 for the first quarter of fiscal 2004 compared to $21,000 for the same period in 2003. During the first quarter of fiscal 2003, Oxyglobin sales were constrained by limited product availability resulting from a temporary shutdown of production during the expansion of the company's manufacturing facilities in 2002. Oxyglobin shipments resumed in February 2003 after the U.S. Food and Drug Administration (FDA) completed its review of the validation data for the expanded facilities. For the first quarter of fiscal 2002, total revenues were $728,000.

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Cost of revenues was unchanged at $4.8 million for the first quarter of fiscal
2004 and for the same period in 2003. Cost of revenues includes costs of both Oxyglobin and Hemopure(R), the company's product for human use, although Hemopure is not currently being offered for sale. The cost reductions described above, together with the previous workforce and cost reductions announced on October 30, 2003, are intended to decrease marketing and manufacturing-related expenses until the company is in a position to generate Hemopure sales.

Oxyglobin cost of revenues was $1.6 million for the first quarter of fiscal 2004 compared to $733,000 for the same period in 2003. The increase for the quarter was primarily due to the increased number of Oxyglobin units sold in 2004. Due to fixed manufacturing costs, Biopure expects that costs to produce Oxyglobin will exceed Oxyglobin revenues until the company more fully utilizes its manufacturing capacity.

Hemopure cost of revenues, consisting of the allocation of unabsorbed fixed manufacturing costs, was $3.2 million for the first quarter of fiscal 2004 compared to $4.1 million for the same period in 2003. This decrease is primarily due to lower manufacturing costs resulting from the October 2003 workforce and cost reductions mentioned above.

Expenses
Research and development expenses were $3.0 million for the first quarter of fiscal 2004, compared to $2.5 million for the corresponding period in 2003. The increase for the quarter was primarily attributable to expenses associated with the company's FDA response activities described below in "Other Hemopure Developments".

Sales and marketing expenses were $843,000 for the first quarter of fiscal 2004, compared to $1.0 million for the same period in 2003.

Hemopure-related sales and marketing expenses were $395,000 for the first quarter of fiscal 2004, compared to $659,000 for the same period in 2003. This decrease is primarily due to the reduction of marketing and educational activities in fiscal 2004 consistent with the company's other cost-cutting measures. The company anticipates that Hemopure-related sales and marketing expenses will continue to be lower in fiscal 2004 compared to fiscal 2003.

Oxyglobin-related sales and marketing expenses were $448,000 for the first quarter of fiscal 2004 compared to $357,000 for the same period in 2003. During the first quarter of fiscal 2003 sales were constrained by limited product availability, as explained above. During this time the company postponed certain sales activities until product shipments resumed in February 2003.

General and administrative expenses were $3.1 million for the first quarter of fiscal 2004, compared to $2.7 million for the same period in 2003. This increase is primarily due to increased legal fees in fiscal 2004 related to a previously announced Securities and Exchange Commission investigation of the company and to other legal matters.

Financial Condition
At January 31, 2004, Biopure had $17.3 million in cash on hand. As described above, on February 20, 2004, the company anticipates raising $5.0 million through sales of common stock.

Based on the company's current operating plan, the cost reductions described above are intended to further reduce the company's ongoing cash burn rate by approximately $8.0 million annually. The company expects to save approximately $3.0 million during the remainder of fiscal 2004, offset by approximately $1.5 million in additional anticipated expenses for the FDA response activities, described below, which will be charged to research and development.

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                                      -3-

Under Biopure's current operating plan the company believes its cash on hand, including the funds raised earlier today, and anticipated Oxyglobin revenues should fund operations into September 2004. The company believes it will require approximately $3.5 million of additional financing to fund operations through fiscal 2004 or $7.0 million through calendar 2004. Biopure is exploring various options to raise additional capital through sales of securities and joint venture, leasing or licensing arrangements.

Recent Hemopure Developments
As mentioned above, the company is collecting information and formulating its reply to the questions in the FDA's complete response letter regarding the company's BLA to market Hemopure for the treatment of acutely anemic adult patients undergoing orthopedic surgery. Many of these questions require the collection and tabulation of data from source documents at 78 clinical trial sites in the United States and abroad -- approximately half of this information has been collected to date.

During a meeting in early January 2004, the FDA raised additional questions regarding the product's safety and efficacy, beyond those cited in the complete response letter, and agreed to a continuing dialogue on these and other aspects of the BLA in advance of Biopure's formal reply to the complete response letter. The company plans to aggressively pursue this dialogue.

During a teleconference in late January, the FDA agreed to the designs of three preclinical animal studies it requested for its evaluation of the BLA and as a prerequisite to further U.S. human clinical trials of Hemopure. The company and the FDA are also discussing a potential fourth preclinical study in an animal model of hemorrhagic shock (acute blood loss). Because of these studies and other information gathering activities, the company may not formally respond to the BLA complete response letter by June 30, 2004.

In December 2003, the company initiated a Phase II clinical trial in Europe to assess the safety of Hemopure at low doses (one-half to one unit) as a cardioprotective agent in patients with coronary artery disease who are undergoing angioplasty and stent procedures. This trial is taking place in the cardiac catheterization labs at academic hospitals in The Netherlands, Belgium and Germany.

To date, approximately $14 million in Congressional, Navy and Army funding has been appropriated, granted or otherwise earmarked to support the development of Hemopure for trauma./* The Navy-Biopure cooperative research and development agreement (CRADA) that was signed in 2003 is being modified to grant the Naval Medical Research Center primary responsibility for the design and conduct of a potential multinational trauma trial in the out-of-hospital setting, which will require a separate investigational new drug application (IND) and the FDA's agreement to the proposed study design.

In November 2003, Biopure withdrew a proposed protocol for a Phase II clinical trial of Hemopure for the treatment of hemorrhagic shock casualties in the hospital setting. In April 2003 the FDA had placed a clinical hold on this proposed trauma protocol due to safety concerns arising from its review of the data from the Phase III orthopedic surgery trial submitted in the BLA.

First Quarter Conference Call and Webcast
Biopure President and CEO Thomas A. Moore will host a conference call at 4:30 p.m. EST on Thursday, February 19, 2004, to briefly review the company's activities and financial position. The dial-in numbers are 1-877-888-4605 (US/Canada) and 1-416-695-5261 (International). A live audio webcast of the call will be available from the investor section of Biopure's web site at www.biopure.com and will be archived for 30 days. The webcast can also be heard by individual investors at www.companyboardroom.com and by institutional investors who subscribe to StreetEvents at www.streetevents.com.

                                     -more-

--------
* $4,502,900 is from Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014 is the awarding and administering acquisition office.


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                                       -4-

An audio replay of the conference call will be available from approximately 7:30 p.m. EST, February 19, 2004, until midnight on February 26, 2004. To access the replay, dial 1-800-293-5765 (US/Canada) or 1-416-695-6379 (International/Local) and PIN number 0886.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for the treatment of acutely anemic surgical patients and for the elimination, delay or reduction of red blood cell transfusions in these patients. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], or HBOC-301, is the only product of its kind approved by the U.S. Food and Drug Administration and the European Commission for the treatment of anemia in dogs.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. Completion of the proposed RESUS out-of-hospital clinical trial of Hemopure in trauma is contingent upon further funding. Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any preclinical studies or clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

                                      # # #


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                               BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
                                               Three Months Ended
                                                   January 31
                                         ---------------------------------
                                             2004                2003
                                             ----                ----

Total revenues                            $       750         $        21
Cost of revenues                                4,805               4,848
                                          ------------        ------------
Gross loss                                     (4,055)             (4,827)
Operating expenses:
     Research and development                   2,999               2,546
     Sales and marketing                          843               1,016
     General and administrative                 3,137               2,727
                                          ------------        ------------
Total operating expenses                        6,979               6,289
                                          ------------        ------------
Loss from operations                          (11,034)            (11,116)
Other income, net                                  56                  34
                                          ------------        ------------
Net loss                                  $   (10,978)        $   (11,082)
                                          ============        ============
Basic and diluted net loss per
    common share                          $     (0.25)         $    (0.36)
                                          ============        ============
Weighted-average common shares
    outstanding                                44,494              30,535
                                          ============        ============

Actual common shares outstanding at January 31, 2004 were 44,494.


CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                             January 31, 2004   October 31, 2003
                                             ----------------   ----------------
Assets
    Total current assets (1)                     $    26,843       $    37,842
    Net property and equipment (2)                    35,681            36,861
    Other assets                                      10,925            10,922
                                                 -----------       -----------
  Total assets                                   $    73,449       $    85,625
                                                 ===========       ===========

Liabilities and stockholders' equity
    Total current liabilities                    $     6,062       $     7,259
    Long term debt (2)                                 9,847             9,847
    Deferred compensation                                142               142
                                                 -----------       -----------
  Total liabilities                                   16,051            17,248

Total stockholders' equity                            57,398            68,377
                                                 -----------       -----------
Total liabilities and stockholders' equity       $    73,449       $    85,625
                                                 ===========       ===========

(1) Includes cash and cash equivalents totaling $17.3 million and $26.9 million at January 31, 2004 and October 31, 2003, respectively.

(2) At January 31, 2004 and October 31, 2003, $14.3 million has been included in net property and equipment and $9.8 million in long term debt reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C. This engineering has been funded by Biopure's $14.3 million contribution to the project.